Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Overstock.com, Inc.:

We consent to the use of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference.

Our report dated February 26, 2021 on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update No. 2016-02, Leases (Topic 842), and related amendments.

/s/ KPMG LLP

Salt Lake City, Utah

May 17, 2021